Exhibit 10.47

SECOND AMENDED AND RESTATED
EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This Second Amended and Restated Executive Severance Benefits Agreement (the “Agreement”) is entered into this 24th day of  December, 2008 (the “Effective Date”), between Valerie L. Pierce (“Executive”) and Sunesis Pharmaceuticals, Inc. (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.  Certain capitalized terms used in this Agreement are defined in Article 6.

Whereas, the Company and the Executive previously entered into an Executive Severance Benefits Agreement, dated May 14, 2007, which agreement was amended and restated by that certain Amended and Restated Executive Severance Benefits Agreement, dated May 22, 2008 (collectively the “Prior Benefits Agreement”); and

Whereas, the Company and the Executive wish to amend and restate the Prior Benefits Agreement by entering into this Second Amended and Restated Executive Severance Benefits Agreement to clarify certain matters previously agreed to by the parties and to comply with the parties’ original intent that the Prior Benefits Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time, among other things.

Now, Therefore, in consideration of the foregoing, the Company and the Executive, intending to be legally bound, hereby amend and restate the Prior Benefits Agreement and agree as follows:

ARTICLE 1

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1  Position and Duties.  Executive is currently employed by the Company as Senior Vice President, General Counsel and Corporate Secretary.  Executive has overall responsibility for the Company’s corporate legal functions, including but not limited to, service as Secretary of the Board and Corporate Secretary.  Executive reports directly to the Chief Executive Officer.

1.2  Restrictions.  During her employment by the Company, Executive agrees to the best of her ability and experience that she will at all times loyally and conscientiously perform all of the duties and obligations required of and from her as Senior Vice President and General Counsel.  During the term of her employment, Executive further agrees that she will devote all of her business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from service on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.  It is contemplated that Executive may serve on boards of directors of other, non-competitive companies and the Board will not unreasonably withhold its consent from such participation.  Such participation shall not exceed the greater of six (6) days per year or such number of days as is required for Executive to serve on the board of directors of one (1) such company.

1.3  Professional Requirements.  The Company shall pay the costs of Executive’s State Bar dues, her required Continuing Legal Education courses and those professional education programs reasonably necessary for the performance of Executive’s duties as Senior Vice President and General Counsel.  Executive’s participation in such programs will be considered work time and the travel expenses associated with attendance at such conferences will be paid according to the Company’s expense reimbursement policies.

1.4  Confidential Information and Invention Assignment Agreement.  Executive acknowledges that she has previously executed and delivered to an officer of the Company the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and that the Confidentiality Agreement remains in full force and effect.

1.5  Confidentiality of Terms.  Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that Executive may discuss such terms with members of her immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice, with third parties as needed to enforce the terms of this Agreement, with other employees of the Company on a need to know basis if required to carry out Executive’s duties as the Company’s Senior Vice President and General Counsel or at the request of the Board or any other superior officer of the Company.

1.6  Benefits Upon Change of Control.  The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event of a Change of Control or if Executive’s employment with the Company is terminated under the circumstances described herein.

1.7  Consideration.  The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, and Executive’s execution of a release in accordance with Section 4.1.

2.

ARTICLE 2

OPTION ACCELERATION

2.1  Change of Control Option Acceleration.  In the event of a Change of Control, the vesting and/or exercisability of fifty percent (50%) of Executive’s then-outstanding Stock Awards shall be automatically accelerated immediately prior to the effective date of such Change of Control.

2.2  Covered Termination Option Acceleration.

(a)  In the event of a Covered Termination of Executive’s employment prior to or more than twelve (12) months following the effective date of a Change of Control, the vesting and/or exercisability of each of Executive’s then-outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest in the ordinary course over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period.

(b)  In the event of a Covered Termination of Executive’s employment on or within twelve (12) months following the effective date of a Change of Control, the vesting and/or exercisability of one hundred percent (100%) of Executive’s then-outstanding Stock Awards shall be automatically accelerated on the date of termination.

2.3  Outstanding Stock Awards.  For the avoidance of doubt, the fifty percent (50%), twelve (12) month and one hundred percent (100%) accelerated vesting described in Sections 2.1 and 2.2 shall apply toward that portion of Executive’s outstanding Stock Awards that are unvested as of the date of accelerated vesting.

ARTICLE 3

SEVERANCE BENEFITS

3.1  Severance Benefits.  A Covered Termination of Executive’s employment prior to or more than twelve (12) months following the effective date of a Change of Control entitles Executive to receive the benefits set forth in this Section 3.1.

(a)  Base Salary.  The Company shall pay to Executive an amount equal to nine (9) months’ Base Salary.  Such severance amount shall be paid in cash in a single lump sum within sixty (60) days following the Covered Termination, subject to Sections 4.1 and 4.3 below, and shall be subject to all required tax withholding.

(b)  Health Benefits.  Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”), the Company shall pay the premiums of Executive’s group health insurance coverage, including coverage for Executive’s eligible dependents, for a maximum period of the first nine (9) months following such Covered Termination or such lesser number of months as Executive and Executive’s eligible dependents are eligible for such coverage; provided, however, that the Company shall pay premiums for Executive and Executive’s eligible dependents only for coverage for which they were enrolled immediately prior to the Covered Termination.  Executive (and Executive’s eligible dependents, as applicable) shall be solely responsible for making a timely and accurate election for continuation of coverage pursuant to COBRA.  No premium payments will be made following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer.  For the balance of the period that Executive and Executive’s eligible dependents are entitled to coverage under COBRA, if any, Executive shall maintain such coverage at Executive’s own expense.

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3.2  Change of Control Severance Benefits.  A Covered Termination of Executive’s employment on or within twelve (12) months following the effective date of a Change of Control entitles Executive to receive the benefits set forth in this Section 3.2.

(a)  Base Salary.  The Company shall pay to Executive an amount equal to fourteen (14) months’ Base Salary.  Such severance amount shall be paid in cash in a single lump sum within sixty (60) days following the Covered Termination, subject to Sections 4.1 and 4.3 below, and shall be subject to all required tax withholding.

(b)  Bonus.  The Company shall pay to Executive an amount equal to fourteen twelfths (14/12ths) of Executive’s target annual bonus for the fiscal year during which the Covered Termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been attained at target levels.  Such severance amount shall be paid in cash in a single lump sum within sixty (60) days following the Covered Termination, subject to Sections 4.1 and 4.3 below, and shall be subject to all required tax withholding.

(c)  Health Benefits.  Provided that Executive elects continued coverage under COBRA, the Company shall pay the premiums of Executive’s group health insurance coverage, including coverage for Executive’s eligible dependents, for a maximum period of the first fourteen (14) months following such Covered Termination or such lesser number of months as Executive and Executive’s eligible dependents are eligible for such coverage; provided, however, that the Company shall pay premiums for Executive and Executive’s eligible dependents only for coverage for which they were enrolled immediately prior to the Covered Termination.  Executive (and Executive’s eligible dependents, as applicable) shall be solely responsible for making a timely and accurate election for continuation of coverage pursuant to COBRA.  No premium payments will be made following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer.  For the balance of the period that Executive and Executive’s eligible dependents are entitled to coverage under COBRA, if any, Executive shall maintain such coverage at Executive’s own expense.

(d)  No Duplication of Benefits.  The payments and benefits provided for in this Section 3.2 shall only be payable in the event of a Covered Termination of Executive’s employment on or within twelve (12) months following the effective date of a Change of Control.  In the event of a Covered Termination of Executive’s employment prior to or more than twelve (12) months following a Change of Control, then Executive shall receive the payments and benefits described in Section 3.1 and shall not be eligible to receive any of the payments and benefits described in this Section 3.2.

4.

3.3  Other Terminations.  If Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (a) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (b) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any eligibility for continuation of benefits required by COBRA.  In addition, subject to the provisions of the Company’s equity compensation plans and the terms of Executive’s Stock Awards, if Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, all vesting of Executive’s unvested Stock Awards previously granted to her by the Company shall cease as of the date of termination and none of such unvested Stock Awards shall be exercisable following the date of such termination.  The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

3.4  Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

3.5  Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination.  In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Agreement.

ARTICLE 4

LIMITATIONS AND CONDITIONS UPON BENEFITS

4.1  Release Prior to Payment of Benefits.  Upon the occurrence of a Covered Termination of Executive’s employment, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, Executive shall execute a release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable.  Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Confidentiality Agreement.  It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution.  In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement.  Notwithstanding the payment schedules set forth in Article 3 above, no payments or benefits will be made prior to the effective date of the Release. On the first regular payroll pay day following the effective date of the Release (but in no event later than the 60th day after the Covered Termination date), the Company will pay the Executive the payments and benefits the Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the payments and benefits being paid as originally scheduled.

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4.2  Termination of Benefits.  Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company, including, without limitation, the Confidentiality Agreement.

4.3  Compliance with Section 409A.  It is intended that each installment of the payments and benefits provided for in Articles 2 and 3 is a separate “payment” for  purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in Articles 2 and 3 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the separation payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), on her “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” (as defined under Section 409A) or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Executive a lump sum amount equal to the sum of the Agreement Payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

ARTICLE 5

PARACHUTE PAYMENTS

5.1  Best Pay Provision.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment under this Agreement would, when combined with all other Payments Executive receives from the Company or any successor or parent or subsidiary thereof, but for this Article 5, be subject to the Excise Tax, then such Payments shall be either (a) the full amount of such Payments or (b) such lesser amount as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  If a reduced amount is to be paid, (i) the Executive shall have no rights to any additional payments and/or benefits constituting the Payments, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of other cash payments (if any); (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to the Executive.  In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

6.

5.2  Determinations.  All determinations required to be made under this Article 5, including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive at such time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  For purposes of making the calculations required by this Article 5, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

ARTICLE 6

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

6.1  “Base Salary” means Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination (or, in the case of a Covered Termination arising from Constructive Termination, the annual base salary as in effect immediately prior to the event that gives rise to a right to resign as a Constructive Termination).

6.2  “Board” means the Board of Directors of the Company.

6.3  “Cause” means that, in the reasonable determination of the Company, Executive:

(a)  has committed an act of fraud or embezzlement or has intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;

(b)  has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company;

(c)  has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity;

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(d)  has committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;

(e)  has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports; provided such direction is not materially inconsistent with the Executive’s customary duties and responsibilities; or

(f)  has ceased to be certified by the Committee of Bar Examiners of the State of California to practice law in the State of California.

6.4  “Change of Control” means and includes each of the following:

(a)  the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(i)  an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)  an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(b)  the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

8.

(i)  which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)  after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(c)  the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) it constitutes the Company’s initial public offering of its securities; or (ii) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).  The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

6.5  “Code” means the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder.

6.6  “Company” means Sunesis Pharmaceuticals, Inc. or, following a Change of Control, the surviving entity resulting from such transaction.

6.7  “Constructive Termination” means that Executive voluntarily terminates employment with the Company (or any successor thereto) if and only if:

(a)  one of the following actions have been taken without Executive’s express written consent:

(i)  there is a material diminution in the authority, duties or responsibilities of Executive, or the assignment to Executive of duties that are materially inconsistent with and materially adverse to Executive’s position;

(ii)  a change in the Executive’s direct reporting relationship so that Executive no longer reports directly to the Company’s (or its successor’s) most senior executive officer;

9.

(iii)  there is a material reduction in Executive’s Base Salary (which the parties agree is a reduction of 5% or more), unless the base salaries of all other executives are similarly reduced (but in no event by an amount more than 10% each);

(iv)  there is a material reduction in Executive’s target bonus on or within twelve (12) months following the effective date of a Change of Control (which the parties agree is a reduction of 20% or more of the target bonus, and which the parties agree is a material breach of the terms of Executive’s employment with the Company), unless the target bonuses of all other executives are similarly reduced (but in no event by an amount more than 40% each);

(v)  Executive is required to relocate Executive’s principal place of employment to a facility or location that would increase Executive’s one way commute distance by more than thirty (30) miles from such Executive’s place of employment immediately prior to such change;

(vi) the Company materially breaches its obligations under this Agreement or any then-effective written employment agreement with Executive; or

(vii)  any acquirer, successor or assignee of the Company materially fails to assume and perform, in all material respects, the obligations of the Company hereunder; and

(b)  Executive provides written notice to the Company’s Chief Executive Officer within the ninety (90)-day period immediately following such action; and

(c)  such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(d)  Executive’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be a Constructive Termination.

6.8  “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, in either case, provided such termination constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h).

6.9  “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

6.10  “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause.  The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

6.11  A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

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6.12  “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, and any awards into which such awards are converted by reason of a Change of Control (e.g., by reason of assumption, substitution or conversion by the successor entity or acquiring corporation).

ARTICLE 7

GENERAL PROVISIONS

7.1  Employment Status.  This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (a) to retain Executive as an employee, (b) to change the status of Executive as an at-will employee, or (c) to change the Company’s policies regarding termination of employment.

7.2  Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records.  Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

7.3  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.4  Waiver.  If either party should waive any breach of any provisions of this Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5  Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Mateo County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  This Section 7.5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including, without limitation, injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both Executive and the Company expressly waive their right to a jury trial.  Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

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7.6  Complete Agreement.  This Agreement, including Exhibit A and Exhibit B, constitutes the entire agreement between Executive and the Company, and is the complete, final, and exclusive embodiment of their agreement with regard to severance benefits to Executive in the event of employment termination, wholly superseding all written and oral agreements with respect to severance benefits to Executive in the event of employment termination.  It is entered into without reliance on any promise or representation other than those expressly contained herein.  Notwithstanding anything herein to the contrary, this Agreement shall not supersede any indemnification agreement between Executive and the Company.

7.7  Amendment or Termination of Agreement.  This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive.  The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board or committee thereof.

7.8  Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.9  Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.10  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

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7.11  Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

7.12  Non-Publication.  The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or regulation or to their respective advisors (e.g., attorneys, accountants).

7.13  Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

 (Signature Page Follows)

13.

In Witness Whereof, the parties have executed this Agreement on the Effective Date written above.

Sunesis Pharmaceuticals, Inc.		Valerie L. Pierce

By:	/s/ Daniel N. Swisher, Jr.	/s/ Valerie L. Pierce

Name:	Daniel N. Swisher, Jr.

Title:	President and Chief Executive Officer

Exhibit A: Release (Individual Termination)
Exhibit B: Release (Group Termination)

Exhibit A

RELEASE
(INDIVIDUAL TERMINATION)

I understand that this Release, together with the Amended and Restated Executive Severance Benefits Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement, which I have executed and of which this Release is a part.

1.  Proprietary Information Obligations.   I hereby confirm my obligations under my Confidentiality Agreement with the Company.

2.  General Release.  In exchange for severance benefits and other consideration provided to me by the Amended and Restated Executive Severance Benefits Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waiveable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

1.

3.  ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

4.  Section 1542 Waiver. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

5.  Representations.  I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

6.  Non-Disparagement.  I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company on or after ____________________, so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Valerie L. Pierce

Date:

2.

Exhibit B

RELEASE
(GROUP TERMINATION)

I understand that this Release, together with the Amended and Restated Executive Severance Benefits Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement, which I have executed and of which this Release is a part.

1.  Proprietary Information Obligations.   I hereby confirm my obligations under my Confidentiality Agreement with the Company.

2. General Release.  In exchange for severance benefits and other consideration provided to me by the Amended and Restated Executive Severance Benefits Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waiveable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

1.

3.  ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).  I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

4.  Section 1542 Waiver.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

5.  Representations.  I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

6.  Non-Disparagement.  I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

2.

I acknowledge that to become effective, I must sign and return this Release to the Company on or after ____________________, so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

Valerie L. Pierce

Date:

3.